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                                                                    Exhibit 99.4




                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of AmeriGas Propane, Inc.:

We have audited the accompanying consolidated balance sheets of AmeriGas Propane, Inc. (a Pennsylvania corporation and a wholly owned subsidiary of AmeriGas, Inc.) and subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of operations, stockholder's equity and cash flows for the year ended September 30, 1996 and for the period April 19, 1995 to September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AmeriGas Propane, Inc. and subsidiaries as of September 30, 1996 and 1995 and the results of their operations and their cash flows for the year ended September 30, 1996 and for the period April 19, 1995 to September 30, 1995, in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP

Chicago, Illinois
November 22, 1996